EXHIBIT 99.2
VOTING AGREEMENT
     VOTING AGREEMENT, dated as of January 17, 2006 (this “Agreement”), among Reliance Steel & Aluminum Co., a California corporation (“Buyer”), and each of the stockholders of Earle M. Jorgensen Company, a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”) (the Company and the Stockholders are collectively referred to hereafter each as a “Party” and collectively as the “Parties”). Capitalized terms used but not otherwise defined herein shall have the respective meanings attributed to them in the Merger Agreement (as defined below).
RECITALS
     WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, RSAC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”), and Merger Sub will be the surviving corporation and a direct or indirect wholly owned subsidiary of Buyer;
     WHEREAS, each Stockholder is the owner of Company Common Stock that will be cancelled in connection with the Merger in exchange for the Merger Consideration; and
     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Buyer has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders hereby agree as follows:
ARTICLE I
AGREEMENTS OF THE PARTIES
     1.1 Voting of Company Common Stock. During the period commencing on the date hereof and continuing until this Agreement is terminated in accordance with Section 3.2 below (the “Support Period”), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of capital stock of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company, each Stockholder agrees that it will appear at the meeting or otherwise cause all outstanding shares of Company Common Stock, beneficially owned by such Stockholder as of the date of this Agreement, which shares are set forth opposite such Stockholder’s name on Schedule I to this Agreement, together with any other shares of Company Common Stock acquired by such Stockholder during the Support Period (such shares of Company Common Stock, collectively, the “Shares”), to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares (a) in favor of the adoption of the Merger Agreement and the approval of the Merger, the other Transactions and any actions reasonably required in furtherance thereof and (b) except as otherwise agreed to in writing in advance by Buyer in its sole discretion, against the following actions (other than the Merger and the other Transactions): (i) any Company Takeover Proposal; (ii) any amendment of the Company Charter or the Company Bylaws; (iii) any other action which is designed to or would impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by this Agreement or the Merger Agreement; or (iv) any change in any form or manner of the voting rights of any class of capital stock of the Company. During the Support Period, each Stockholder agrees that it will not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 1.1.
     1.2 Restrictions on Transfer. During the Support Period, each Stockholder agrees that it will not offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to or consent to the Transfer of, any or all of the Shares or any interest therein except as provided in Section 1.1 or the Merger Agreement; provided, however, that each Stockholder shall be permitted to distribute Shares to its general partners or limited partners if and only if such general partners or limited partners agree in writing to be bound by the restrictions set forth in this Agreement with respect to such Shares. Without limiting the generality or effect of the foregoing, during the Support Period and except as contemplated by this Agreement, each Stockholder agrees that it will not (a) grant any proxies or powers of attorney, deposit its Shares into a voting trust or enter into a voting agreement with respect to its Shares or (b) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect.
     1.3 Company Takeover Proposals.
     (a) During the Support Period, each Stockholder agrees that it shall not, and shall not authorize any of its respective directors, officers, employees, counsel, advisors, agents, partners or other representatives (“Representatives”) to, directly or indirectly, take any action to (i) solicit, initiate, negotiate, encourage or provide any confidential information to facilitate the submission of any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal.
     (b) During the Support Period, each Stockholder shall immediately cease and cause to be terminated any discussions or negotiations between such Stockholder and any Person (other than Buyer or Merger Sub) that may be ongoing with respect to any Company Takeover Proposal (other than the Merger).
     (c) Notwithstanding anything to the contrary in this Agreement, (i) each Stockholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a stockholder of the Company and not in any other capacity (including without limitation any capacity as a director of the Company), and the actions of any Representative on behalf of each Stockholder shall be restricted only in connection with such Stockholder’s capacity as a stockholder of the Company shall be restricted, and (ii) nothing in this Agreement will be deemed to (A) require any Stockholder or Representative who is also a member of the Company Board to take any action or refrain from taking any action in his or her capacity as a member of the Company Board to the extent such action is permitted by the Merger Agreement or required by applicable Law or (B) restrict any Stockholder or Representative in his or her exercise of his or her fiduciary duties as a director of the Company.
     (d) Notwithstanding anything to the contrary in Section 1.1 or this Section 1.3, if the Company Board has entered into discussions or negotiations with, or provided non-public information to, any person in response to a Company Takeover Proposal by such person in compliance with the provisions of Section 5.02 of the Merger Agreement, each Stockholder may provide information and engage in discussions or negotiations with such person as and to the extent that the Company is permitted to do so pursuant to the terms of the Merger Agreement.

     1.4 Disclosure. Each Stockholder hereby agrees to permit the Company and Buyer to publish and disclose in the Company Proxy Statement, the Form S-4 and any press release (including if required to file with the SEC on Form 8-K) which Buyer or the Company, in compliance with Section 6.08 of the Merger Agreement, determines to be necessary or desirable in connection with the Merger and the other Transactions, such Stockholder’s identity and ownership of Company Common Stock, as applicable, and the nature of its representations, warranties and covenants set forth in this Agreement. Buyer and the Company will provide each Stockholder with a copy of any proposed disclosure and provide each Stockholder with a reasonable opportunity to comment thereon. Except as required by law and except for disclosure to its Representatives, each Stockholder hereby agrees not to issue or cause to be issued, published or disclosed any press release, announcement or other information regarding this Agreement or the transactions contemplated hereby without the prior approval of Buyer.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties of Stockholders. As of the date of this Agreement, each Stockholder, severally and not jointly, hereby represents and warrants to Buyer as follows as to itself:
     (a) Ownership of Shares. Such Stockholder is the sole record owner and the direct beneficial owner of the number of outstanding shares of Company Common Stock listed on Schedule I opposite such Stockholder’s name, as Schedule I shall be updated from time to time to reflect any acquisitions of Company Common Stock by such Stockholder after the date of this Agreement.
     (b) Authority; No Violation. The execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby are within its legal power and have been duly and validly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.
     (c) No Conflicts. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of the limited partnership agreement or other organizational documents of such Stockholder, (ii) conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration or result in the creation of any Lien upon any of the properties or assets of such Stockholder) under any of the provisions of any note, bond, lease, mortgage, indenture or any license, franchise, permit, agreement or other instrument or obligation, including, without limitation, any voting agreement, stockholders’ agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of its properties or assets is bound or (iii) violate any Laws applicable to such Stockholder or its properties or assets, except where the occurrence of any of the foregoing described in clauses (ii) or (iii) above, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement in a full and timely manner. Except for (A) any Permits required under the Exchange Act, including, without limitation, an amendment to Schedule 13D, and (B) such Permits of which, individually or in the aggregate, the failure to obtain would not reasonably be expected to have a material adverse effect on such Stockholder’s ability to perform its obligations hereunder in a full and timely manner, no Permit is required in connection with the execution, delivery and performance by such Stockholder of this Agreement or the consummation of the transactions contemplated hereby.

     (d) No Liens. The Shares are, and at all times during the Support Period will be, beneficially owned by such Stockholder, free and clear of all Liens, proxies and voting trusts, agreements, understandings or arrangements, except for any such Liens or proxies arising hereunder.
     2.2 Representations and Warranties of Buyer. Buyer hereby represents and warrants to each Stockholder as follows:
     (a) Authority; No Violation. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated herby are within its corporate power and have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each Stockholder) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.
     (b) No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of the Parent Charter or the Parent Bylaws, (ii) conflict with, breach or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the provisions of any note, bond, lease, mortgage, indenture or any license, franchise, permit, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets is bound or (iii) violate any Laws applicable to Buyer or its properties or assets, except whether the occurrence of any of the foregoing described in clauses (ii) or (iii) above would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations under this Agreement in a full and timely manner. Except for (A) any Permits required under the Exchange Act and (B) such Permits of which, individually or in the aggregate, the failure to obtain would not reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder in a full and timely manner, no Permit is required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated hereby.
ARTICLE III
OTHER AGREEMENTS
     3.1 Stop Transfer.
     (a) Each Stockholder agrees with, and covenants to, Buyer that such Stockholder will not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such Transfer is made in compliance with this Agreement.
     (b) In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, (i) the terms “Company Common Stock” and “Shares” will be deemed to refer to and include the shares of Company Common Stock, as the case may be, issued or received in respect of such shares as a result of any such stock dividend or distribution and any shares into which or for which any or all of the Shares may be changed or exchanged and (ii) appropriate adjustments will be made to the terms and provisions of this Agreement to reflect the foregoing.
     3.2 Termination. This Agreement will terminate upon the earliest of (a) the Effective Time, (b) termination of the Merger Agreement in accordance with Article VIII thereof, (c) the Company Board withdrawing or adversely modifying the Company Recommendation in accordance with Section 5.02(b) of the Merger Agreement and (d) at each Stockholder’s option (but only with respect to such Stockholder), upon notice by such Stockholder to Buyer from and after any amendment or modification of the Merger Agreement that (i) extends the Outside Date or (ii) otherwise materially and adversely affects such Stockholder, including, without limitation, by changing the form of, or decreasing the amount of, the Merger Consideration.
ARTICLE IV
GENERAL PROVISIONS
     4.1 Modification or Amendment. Subject to the provisions of applicable Law, during the Support Period, this Agreement may be amended, modified or supplemented (a) with respect to any individual Stockholder, only with the written consent of Buyer and each such Stockholder and (b) with respect to all of the Parties, only with the written consent of Buyer and all of the Stockholders.
     4.2 Waiver of Conditions. The conditions to each of the Parties’ obligations to perform the agreements herein are for the sole benefit of each such Party and may be waived in writing solely by such Party, in whole or in part, to the extent permitted by applicable Law.
     4.3 Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne and paid by the Party incurring such expense; provided, however, that all reasonable fees and expenses of the Stockholders’ joint counsel, Debevoise & Plimpton LLP, that are incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.
     4.4 Notices. All notices, requests, claims, demands, consents, approvals, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) upon personal delivery, (b) one (1) business day after being sent via a nationally recognized overnight courier service if overnight courier service is requested or (c) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the addresses or fax numbers (or at such other address or fax number for a Party as shall be specified by like notice) set forth on the signature pages hereto (or at such other address for a Party as specified in writing by such requesting Party to the other Parties).
     4.5 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law.
     4.6 Interpretation.
     (a) The Parties and their respective legal counsel have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties with the advice and participation of legal counsel and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
     (b) For purposes of this Agreement: (i) the headings contained in this Agreement are for reference purposes only and shall in no way modify or restrict any of the terms or provisions hereof, (ii) except as expressly provided herein, the terms “include,” “includes” or “including” are not limiting,

(iii) the words “hereof” and “herein” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified, (v) the meaning assigned to each term deemed herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders, (vi) a reference to any Party or any party to any other agreement or document shall include such Party’s or party’s successors and permitted assigns and (vii) a reference to any Laws or other legislation or to any provision of any Law or legislation shall include any amendment to, and any modification or re-enactment thereof, any provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
     (c) Notwithstanding, anything to the contrary in this Agreement, Buyer acknowledges and agrees that the obligations of each Stockholder under this Agreement are several obligations and not joint obligations.
     4.7 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4.8 Entire Agreement. This Agreement and the Merger Agreement (including the documents and the instruments referred to in this Agreement and the Merger Agreement and any schedules or exhibits attached hereto or thereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement.
     4.9 Governing Law; Injunctive Relief; Consent to Jurisdiction; Waiver of Jury Trial.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
     (a) THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO SEEK AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE. THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO (i) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT, (ii) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (iii) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE.
     4.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     4.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the Stockholders, in the case of Buyer, or Buyer, in the case of the Stockholders, except that this Agreement may be assigned by Buyer to a wholly owned subsidiary of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any third party other than the Parties any rights or remedies under this Agreement. Each Stockholder agrees that this Agreement and the obligations hereunder will attach to the Shares and will be binding upon any person to which legal or beneficial ownership of such Shares will pass, whether by operation of law or otherwise, including without limitation such Stockholder’s legal representatives or successors or other transferees (for value or otherwise) and any other successors in interest.
     4.12 Merger Agreement. Buyer acknowledges that the Stockholders have been induced to enter into this Agreement based on the terms and conditions of the Merger Agreement.
[The remainder of this page has been left blank intentionally. Signature pages follow.]

     IN WITNESS WHEREOF, Buyer and the Stockholders have caused this Voting Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BUYER:

RELIANCE STEEL & ALUMINUM CO.

By:	/s/ David H. Hannah

Name:	David H. Hannah
Title:	Chief Executive Officer

By:	/s/ Karla Lewis

Name:	Karla Lewis
Title:	Executive Vice President and
Chief Financial Officer

Address for Notice:
Reliance Steel & Aluminum Co.
350 South Grand Avenue, Suite 5100
Los Angeles, California 90071
Attention:	David H. Hannah, Chief Executive Officer
Kay Rustand, Esq. Vice President and
General Counsel
Fax: (213) 687-8792

STOCKHOLDERS:

KELSO INVESTMENT	ASSOCIATES, L.P.

By: Kelso Partners I, L.P., General Partner

By:	/s/ Frank T. Nickell

Name:	Frank T. Nickell
Title:	General Partner

c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James J. Connors, II
Fax: (212) 223-2379

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Richard D. Bohm
Fax: (212) 521-7226

and

Katten Muchin Rosenman LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Mark A. Conley
Fax: (310) 712-8225

KELSO EQUITY PARTNERS II, L.P.

By:	/s/ Frank T. Nickell

Name:	Frank T. Nickell
Title:	General Partner

c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James J. Connors, II
Fax: (212) 223-2379

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Richard D. Bohm
Fax: (212) 521-7226

and

Katten Muchin Rosenman LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Mark A. Conley
Fax: (310) 712-8225

KIA III-EARLE M. JORGENSEN, L.P.

By: Kelso Partners III, L.P., General Partner

By:	/s/ Frank T. Nickell

Name:	Frank T. Nickell
Title:	General Partner

c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James J. Connors, II
Fax: (212) 223-2379

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Richard D. Bohm
Fax: (212) 521-7226

and

Katten Muchin Rosenman LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Mark A. Conley
Fax: (310) 712-8225

KELSO INVESTMENT ASSOCIATES IV, L.P.

By: Kelso Partners IV, L.P., General Partner

By:	/s/ Frank T. Nickell

Name:	Frank T. Nickell
Title:	General Partner

c/o Kelso & Company
320 Park Avenue, 24th Floor
New York, NY 10022
Attention: James J. Connors, II
Fax: (212) 223-2379

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Richard D. Bohm
Fax: (212) 521-7226

and

Katten Muchin Rosenman LLP
2029 Century Park East, Suite 2600
Los Angeles, California 90067
Attention: Mark A. Conley
Fax: (310) 712-8225

Schedule I
Ownership of Shares

Number of Shares of Company Common Stock
Beneficially Owned and Subject to this Agreement
KELSO INVESTMENT ASSOCIATES, L.P.

KELSO EQUITY PARTNERS II, L.P.

KIA III-EARLE M. JORGENSEN, L.P.

KELSO INVESTMENT ASSOCIATES IV, L.P.